================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 17, 2001


                                     1-6880
                            ------------------------
                            (Commission File Number)


                                  U.S. BANCORP
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


       DELAWARE                                               41-0255900
------------------------                             ---------------------------
(State of Incorporation)                             (IRS Identification Number)


                                 U.S. Bank Place
           601 Second Avenue South, Minneapolis, Minnesota 55402-4302


                                 (612) 973 1111
                         -------------------------------
                         (Registrant's telephone number)


================================================================================

ITEM 5 OTHER EVENTS


DOCUMENT INCORPORATED HEREIN:


Press Release by U.S. Bancorp dated April 17, 2001

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it's behalf by the undersigned hereunto duly authorized.

                                       U.S. BANCORP

                                       By: /s/  Terrance R. Dolan
                                           -------------------------------------
                                           Name:  Terrance R. Dolan
                                           Title: Senior Vice President

Date:    April 17, 2001

[US BANCORP LOGO]

                                 [NEWS RELEASE]

             Contact:
               Wendy L. Raway       H.D. McCullough        Judith T. Murphy
               Media Relations      Investor Relations     Investor Relations
               (612) 973-2429       (612) 973-2261         (612) 973-2264

               U.S. BANCORP REPORTS EARNINGS FOR 1ST QUARTER 2001

-------------------------------------------------------------------------------------------------------------------
   EARNINGS SUMMARY                                                                                   TABLE 1
-------------------------------------------------------------------------------------------------------------------
   ($ in millions, except per-share data)                                                PERCENT      PERCENT
                                                            1Q        4Q        1Q        CHANGE      CHANGE
                                                           2001      2000      2000     1Q01/4Q00    1Q01/1Q00
                                                        --------------------------------------------------------

   Before merger and restructuring-related charges*:
       Operating earnings                                   $797.3    $824.2    $729.8        (3.3)         9.2
       Earnings per common share (diluted)                    0.42      0.43      0.38        (2.3)        10.5
       Cash earnings per common share (diluted)**             0.48      0.49      0.43        (2.0)        11.6

   Net income                                                410.1     768.7     686.8       (46.7)      (40.3)
   Earnings per common share (diluted)                        0.21      0.40      0.36       (47.5)      (41.7)
   Cash earnings per common share (diluted)**                 0.27      0.46      0.40       (41.3)      (32.5)

   Dividends paid per common share                          0.1875    0.1625    0.1625         15.4        15.4
   Book value per common share (period-end)                   8.00      7.97      7.31          0.4         9.4

   Return on average common equity***(%)                      20.9      22.2      20.8
   Return on average assets*** (%)                            1.98      2.02      1.90

   Net interest margin (%)                                    4.41      4.33      4.44
   Efficiency ratio*** (%)                                    50.5      47.8      50.4

    *  merger and restructuring-related charges (net of taxes) totaled $387.2 million in 1Q01, $55.5 million in 4Q00 and $43.0 million in 1Q00
   **  calculated by adding amortization of goodwill and other intangible assets to operating earnings and net income
   *** before merger and restructuring-related charges
-------------------------------------------------------------------------------------------------------------------

MINNEAPOLIS, April 17, 2001 -- U.S. Bancorp (NYSE: USB) today reported operating earnings of $797.3 million for the first quarter of 2001, compared with $729.8 million for the first quarter of 2000. Operating earnings of $.42 per diluted share in the first quarter of 2001 were $.04, or 10.5 percent, higher than the same period of 2000. Operating earnings on a cash basis increased to $.48 per diluted share in the first quarter of 2001 from $.43 in the first quarter of 2000. Return on average common equity and return on average assets, excluding merger and restructuring-related charges, were 20.9 percent and 1.98 percent, respectively, in the first quarter of 2001, compared with returns of 20.8 percent and 1.90 percent in the first quarter of 2000.

U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 2

      U.S. Bancorp (the "Company") is the organization created by the merger of Firstar Corporation ("FSR") of Milwaukee, Wisconsin and the former U.S. Bancorp ("USB") of Minneapolis, Minnesota. The merger was completed on February 27, 2001, as a pooling-of-interests, and prior periods have been restated. The Company's operating earnings of $.42 per diluted share represent a 20.0 percent increase over Firstar's first quarter of 2000 operating earnings, as originally reported, of $.35 per diluted share. The Company's operating earnings of $.42 per diluted share were $.01 higher than Firstar's fourth quarter of 2000 earnings of $.41, as originally reported.

      Including after-tax merger and restructuring-related charges of $387.2 million in the first quarter of 2001 and $43.0 million in the first quarter of 2000, the Company recorded net income for the first quarter of 2001 of $410.1 million, or $.21 per diluted share, compared with $686.8 million, or $.36 per diluted share, for the same period of 2000.

         U.S. Bancorp President and Chief Executive Officer Jerry A. Grundhofer said, "I am pleased with the first quarter results of the new U.S. Bancorp. I am proud of what our employees have accomplished in a very short period of time - employees who now have the opportunity to share in the success and growth of our new Company through the broad-based stock option grant that we announced in March. We have kept the proper focus on our customers, as evidenced by solid first quarter earnings despite a more difficult economic environment, and we have made significant progress on the integration of our two companies, the former Firstar and the former U.S. Bancorp. All significant decisions related to technology and operations have been finalized and scheduled for implementation in 2001 or the first half of 2002. Opportunities to improve performance through the introduction of new business models, products and services into both franchises have been identified and are beginning to be rolled-out. In March, former Firstar's retail banking model was introduced into the west markets, and the strong corporate payment services product set of the former U.S. Bancorp was introduced into the east markets. I am very excited about the future of this company. By bringing these two great companies together under one powerful brand, along with our nationally recognized Five Star Service Guarantee, we have created an organization that will bring better solutions and greater convenience to our customers, provide growth opportunities for our employees, value to our shareholders and a strong commitment to the communities we serve. We have the employees, the markets, the products, the financial strength and the brand to build the best bank in America."

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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 3

------------------------------------------------------------------------------------------------------
   SIGNIFICANT ITEMS - SECURITIES GAINS AND UNUSUAL LOSSES                                TABLE 2
------------------------------------------------------------------------------------------------------
   ($ in millions)
                                                                                          1Q 2001
                                                                                       --------------
   UNUSUAL OR NONRECURRING GAINS
        Investment securities sales                                                           $200.0
        Sale of principal-only residuals                                                         7.7
        Other securities gains                                                                   8.3
                                                                                       --------------
                 Total unusual or nonrecurring gains                                          $216.0
                                                                                       --------------

   UNUSUAL OR NONRECURRING LOSSES
       Credit portfolio charges                                                               $160.0
       Partnerships and equity investment losses                                                36.8
       Mortgage servicing rights impairment                                                     11.0
       Other                                                                                    11.6
                                                                                       --------------
                 Total unusual or nonrecurring losses                                         $219.4
                                                                                       --------------
------------------------------------------------------------------------------------------------------

      Operating earnings for the first quarter of 2001 included a number of significant unusual or nonrecurring income and expense items. Total revenue on a taxable-equivalent basis for the first quarter of 2001 grew by $282.0 million, or 10.5 percent, over the first quarter of 2000, primarily due to $216.0 million of securities gains. Excluding securities gains, capital markets revenues (primarily U.S. Bancorp Piper Jaffray and U.S. Bancorp Libra) and trust and asset management-related revenues, total revenue on a taxable-equivalent basis for the first quarter of 2001 grew by approximately $180 million, or 8.5%, over the same period of 2000. Total noninterest expense, before merger and restructuring-related charges, increased over the first quarter of 2000 by $36.7 million, or 2.7 percent, primarily due to $59.4 million of unusual or nonrecurring expense items. Without these expense items, noninterest expense would have decreased in the first quarter of 2001 by $22.7 million, or 1.7 percent, from the first quarter of 2000, primarily reflecting cost savings from recent acquisitions. Provision for credit losses for the first quarter of 2001, excluding merger-related charges, increased by $182.6 million over the first quarter of 2000, primarily due to a $160.0 million charge to the provision for credit losses incurred in connection with an accelerated loan workout strategy. The additional provision for credit losses was taken after an extensive review of the Company's commercial portfolio in light of recent declining economic conditions and company-specific trends. In connection with this strategy, the Company has written down the carrying values of these loans to estimated secondary market prices or liquidation values and intends to aggressively pursue the disposition or restructuring


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

U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 4


of these loans in a relatively short period of time. The net impact of the unusual or nonrecurring items was immaterial to the Company's operating earnings in the first quarter of 2001.

      Net charge-offs, excluding merger-related items totaling $90.0 million to conform risk management policies and effect certain portfolio restructurings, in the first quarter of 2001 were $387.1 million, compared with fourth quarter of 2000 net charge-offs of $229.5 million and first quarter of 2000 net charge-offs of $183.1 million. Included in the first quarter of 2001 charge-offs were $160.0 million of net charge-offs related to the Company's accelerated loan workout strategy. In addition, $21.3 million of net charge-offs in the first quarter of 2001 were associated with a portfolio of high loan-to-value home equity loans and the indirect automobile portfolio of the former U.S. Bancorp. These portfolios were sold at the end of the first quarter as part of the portfolio restructuring. Excluding the $271.3 million in net charge-offs associated with the merger, the credit portfolio review and accelerated workout strategy and the sold portfolios, baseline net charge-offs in the first quarter of 2001 were $205.8 million (see table 9). Net charge-offs, including merger-related and other risk management actions taken during the first quarter of 2001, were $477.1 million. Nonperforming assets increased from $867.0 million at December 31, 2000, to $1,090.8 million at March 31, 2001. Of the $223.8 million increase in nonperforming assets, $210.0 million was associated with merger-related actions and management's accelerated loan workout strategy. The ratio of allowance for credit losses to nonperforming loans was 176 percent at March 31, 2001, compared with 233 percent at December 31, 2000. (see tables 10 & 12)


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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 5

--------------------------------------------------------------------------------------------------------------------
    LINE OF BUSINESS FINANCIAL PERFORMANCE*                                                            TABLE 3
--------------------------------------------------------------------------------------------------------------------
    ($ in millions)
                                          PRE-TAX OPERATING INCOME**           PERCENT CHANGE          1Q 2001
                                       ---------------------------------- --------------------------   EARNINGS
    BUSINESS LINE                       1Q 2001     4Q 2000    1Q 2000     1Q01/4Q00   1Q01/1Q00     COMPOSITION
--------------------------------------------------------------------------------------------------------------------
    Wholesale Banking                      $514.1      $497.9     $455.5         3.3         12.9           32 %
    Consumer Banking                        603.6       609.7      551.8        (1.0)         9.4           38
    Private Client, Trust and
        Asset Management                    151.1       163.4      154.3        (7.5)        (2.1)          10
    Payment Services                        282.5       290.3      243.7        (2.7)        15.9           18
    Capital Markets                          35.7        49.3       71.4       (27.6)       (50.0)           2
    Treasury and Corporate Support           (6.3)     (131.0)    (141.3)         nm           nm           --
                                       ----------------------------------

    Consolidated Company                 $1,580.7    $1,479.6   $1,335.4         6.8         18.4          100 %
                                       ----------------------------------
 *  preliminary data
**  pre-tax income before merger and restructuring-related charges and provision for loan losses
--------------------------------------------------------------------------------------------------------------------

Line of Business

      Within the Company, financial performance is measured by major lines of business which include: Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Other Corporate Support. The business line results are derived from the Company's profitability reporting systems. Designations, assignments and allocations may change from time to time as product lines change or segments are realigned to better respond to our diverse customer base. All results for 2001 and 2000 have been restated to present consistent methodologies for all business lines.

      Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $514.1 million of the Company's pre-tax operating income in the first quarter of 2001, a 12.9 percent increase over the same period of 2000 and a 3.3 percent increase over the fourth quarter of 2000. Total revenue grew by 14.2 percent from the first quarter of 2000 to the first quarter of 2001, the result of core loan and deposit growth, as well as the impact of acquisitions in the equipment finance division, and an increase in noninterest income (17.5 percent), particularly cash management-related fees. Offsetting the favorable variance in revenue was an increase in noninterest expense (20.6 percent), primarily due to the leasing acquisitions and planned growth in targeted markets.

      Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line service, direct mail and automated teller


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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 6

machines ("ATM"). It encompasses community banking, metropolitan banking, small business banking, consumer banking and investment sales. Consumer Banking contributed $603.6 million of the Company's pre-tax operating income in the first quarter of 2001, a 9.4 percent increase over the same period of 2000 and a
1.0 percent decline from the fourth quarter of 2000. Total revenue growth of 6.6 percent in the first quarter of 2001 over the same quarter of 2000 can be primarily attributed to an increase in retail deposit and cash management fees, the result of core account growth, product pricing enhancements and the acquisition of 41 branches in Tennessee. Mortgage banking revenue also contributed to the favorable variance. Partially offsetting the increase in revenue was an increase in noninterest expense (3.2 percent), primarily related to the Tennessee branch acquisition.

      Private Client, Trust and Asset Management provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client Group, Corporate Trust, Institutional Trust and Custody, and Mutual Fund Services, LLC. The business segment also offers investment management services to several client segments including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management contributed $151.1 million of the Company's pre-tax operating income in the first quarter of 2001, a 2.1 percent decline from the same period of 2000 and an 7.5 percent decline from the fourth quarter of 2000. Strong growth in net interest income (17.8 percent) in the first quarter of 2001 from the first quarter of 2000, the result of core loan and deposit growth, was offset by a decrease in noninterest income (3.2 percent) and an increase in noninterest expense (3.9 percent).

      Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $282.5 million of the Company's pre-tax operating income in the first quarter of 2001, a 15.9 percent increase over the same period of 2000 and a 2.7 percent decrease from the fourth quarter of 2000. Strong revenue growth of 11.7 percent, primarily due to growth in credit card and payment processing fees, was partially offset by an increase in noninterest expense (1.5 percent).

      Capital Markets engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally-based businesses through a network of brokerage offices. Capital Markets contributed $35.7 million of the Company's pre-tax operating income in the first quarter of 2001, a 50.0 percent decline from the first quarter of 2000 and a 27.6 percent decline from the fourth quarter of 2000. The unfavorable

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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 7

variances in pre-tax operating income from the first and fourth quarters of 2000 were due to significant decreases in fees related to trading, investment products fees and commissions and investment banking revenues.

      Treasury and Corporate Support includes the Company's investment and residential mortgage portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to loan and deposit balances, and the change in residual allocations associated with the provision for credit losses. It also includes business activities managed on a corporate basis, including income and expense of enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded a pre-tax operating loss of $6.3 million in the first quarter of 2001, compared to a loss of $141.3 million in the first quarter of 2000 and a loss of $131.0 million in the fourth quarter of 2000. Included in this business segment in the first quarter of 2001 were approximately $208 million of securities gains partially offset by $36.8 million of unusual expense items.


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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 8

----------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS                                                                             TABLE 4
----------------------------------------------------------------------------------------------------------------
   (Taxable-equivalent basis, $ in millions,                                             PERCENT      PERCENT
         except per-share data)                             1Q        4Q        1Q        CHANGE      CHANGE
                                                           2001      2000      2000     1Q01/4Q00    1Q01/1Q00
                                                        --------------------------------------------------------
   Net interest income                                    $1,574.1  $1,562.5  $1,511.6       0.7          4.1
   Noninterest income                                      1,400.9   1,264.9   1,181.4      10.8         18.6
                                                        -------------------------------
   Total revenue                                           2,975.0   2,827.4   2,693.0       5.2         10.5
   Noninterest expense*                                    1,394.3   1,347.8   1,357.6       3.5          2.7
                                                        -------------------------------
   Operating income before merger and
        restructuring-related charges                      1,580.7   1,479.6   1,335.4       6.8         18.4
   Provision for credit losses*                              365.8     229.5     183.2      59.4         99.7
                                                        -------------------------------
   Income before taxes, merger and
        restructuring-related charges                      1,214.9   1,250.1   1,152.2      (2.8)         5.4
   Taxable-equivalent adjustment                              18.5      21.0      22.0     (11.9)       (15.9)
   Income taxes*                                             399.1     404.9     400.4      (1.4)        (0.3)
                                                        -------------------------------
   Income before merger and restructuring-related
        charges                                              797.3     824.2     729.8      (3.3)         9.2
   Merger and restructuring-related charges (after-tax)     (387.2)    (55.5)    (43.0)       nm           nm
                                                        -------------------------------
   Net income                                             $  410.1  $  768.7  $  686.8     (46.7)       (40.3)
                                                        -------------------------------

   Per diluted common share:
       Earnings, before merger and
          restructuring-related charges                   $   0.42  $   0.43  $   0.38      (2.3)        10.5
                                                        -------------------------------
       Earnings on a cash basis, before
         merger and restructuring-related charges**       $   0.48  $   0.49  $   0.43      (2.0)        11.6
                                                        -------------------------------

       Net income                                         $   0.21  $   0.40  $   0.36     (47.5)       (41.7)
                                                        -------------------------------
       Earnings on a cash basis**                         $   0.27  $   0.46  $   0.40     (41.3)       (32.5)
                                                        -------------------------------

    * before effect of merger and restructuring-related charges
   ** calculated by adding amortization of goodwill and other intangible assets to operating earnings and  net income
----------------------------------------------------------------------------------------------------------------

Net Interest Income
         First quarter net interest income on a taxable-equivalent basis was $1,574.1 million, compared with $1,511.6 million recorded in the first quarter of 2000. Average earning assets for the period increased over the first quarter of 2000 by $7.3 billion, or 5.3 percent, primarily driven by core commercial and retail loan growth of $9.3 billion and the impact of acquisitions, offset by a $3.7 billion decline in lower margin residential mortgages. The net interest margin was essentially flat in the first quarter of 2001 at 4.41 percent, compared with 4.44 percent in the first quarter of 2000. The

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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 9


8 basis point improvement in the net interest margin in the first quarter of 2001 from the fourth quarter of 2000 reflects the benefit of the declining rate environment and product re-pricing dynamics.

----------------------------------------------------------------------------------------------------------------
    AVERAGE LOANS                                                                                  TABLE 5
----------------------------------------------------------------------------------------------------------------
    ($ in millions)                                                                   PERCENT      PERCENT
                                                      1Q         4Q         1Q         CHANGE       CHANGE
                                                     2001       2000       2000      1Q01/4Q00    1Q01/1Q00
                                                  ------------------------------------------------------------
    Commercial                                      $ 46,805   $ 46,886    $ 43,055         (0.2)         8.7
    Lease financing                                    5,768      5,603       3,826          2.9         50.8
                                                  ----------------------------------
          Total commercial                            52,573     52,489      46,881          0.2         12.1

    Commercial mortgages                              19,305     19,368      18,753         (0.3)         2.9
    Construction and development                       7,151      7,126       6,633          0.4          7.8
                                                  ----------------------------------
          Total commercial real estate                26,456     26,494      25,386         (0.1)         4.2

    Residential mortgages                              7,618      8,840      11,342        (13.8)       (32.8)

    Credit card                                        5,655      5,216       4,744          8.4         19.2
    Retail leasing                                     4,291      3,957       2,328          8.4         84.3
    Other retail                                      25,176     25,185      23,872           --          5.5
                                                  ----------------------------------
       Total retail                                   35,122     34,358      30,944          2.2         13.5

    Total loans                                     $121,769   $122,181    $114,553         (0.3)         6.3
                                                  ----------------------------------

    Total loans, excl. residential mortgages        $114,151   $113,341    $103,211          0.7         10.6
                                                  ----------------------------------

    Note:  Average loan balances in the Company's loan conduit, Stellar Funding Group, Inc., totaled $3,276 million, $2,988 million and $2,480 in 1Q01, 4Q00 and 1Q00, respectively
----------------------------------------------------------------------------------------------------------------

      Excluding residential mortgage loans, average loans for the first quarter were higher by $10.9 billion, or 10.6 percent, than the first quarter of 2000, reflecting both core loan growth and acquisitions. In addition, $2.2 billion of short term, high quality, low yielding commercial loans were funded in the loan conduit, Stellar Funding Group, Inc. in the first quarter of 2001. Total average loans for the first quarter, excluding residential mortgage loans, but including loans funded in the loan conduit, grew by $11.7 billion, or 11.1 percent, over the first quarter of 2000.

      Excluding residential mortgage loans, average loans for the first quarter of 2001 remained essentially flat to the fourth quarter 2000. Total average loans, excluding residential mortgage loans,

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

U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 10

but including loans funded in the loan conduit, grew by $1.1 billion, or .9 percent, in the first quarter of 2001 over the fourth quarter of 2000. Total loans, excluding residential mortgage loans, at March 31, 2001, were $2.4 billion lower than at December 31, 2000, reflecting the $1.3 billion sale of a portfolio of high loan-to-value home equity loans and the indirect automobile portfolio held by the former U.S. Bancorp, in addition to the transfer of $2.2 billion of commercial loans into the loan conduit.

         Investment securities at March 31, 2001, were $1.2 billion less than at March 31, 2000, and $1.1 billion less than at December 31, 2000, primarily reflecting net sales of securities. During the first quarter of 2001, the Company sold $8.7 billion of investment securities and purchased $6.5 billion of investment securities.

         Average noninterest-bearing deposits in the first quarter of 2001 were slightly lower than the first quarter of 2000. Average interest-bearing deposits, however, grew by $3.1 billion, or 4.0 percent, over the first quarter of 2000, reflecting bank acquisitions, growth in core money market deposits and increases in time deposits greater than $100,000.



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

U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 11

-------------------------------------------------------------------------------------------------------------------
   NONINTEREST INCOME                                                                                 TABLE 6
-------------------------------------------------------------------------------------------------------------------
   ($ in millions)                                                                       PERCENT      PERCENT
                                                            1Q        4Q        1Q        CHANGE      CHANGE
                                                           2001      2000      2000     1Q01/4Q00    1Q01/1Q00
                                                        --------------------------------------------------------

   Credit card and payment processing revenue             $  249.7  $  264.7  $  218.9     (5.7)         14.1
   Trust and investment management fees                      225.0     233.8     230.9     (3.8)         (2.6)
   Deposit service charges                                   146.5     145.4     123.4      0.8          18.7
   Investment products fees and commissions                  125.7     108.9     140.8     15.4         (10.7)
   Cash management fees                                       76.8      71.8      71.8      7.0           7.0
   Commercial product revenue                                 76.1      85.2      61.6    (10.7)         23.5
   Trading account profits and commissions                    71.9      62.4      85.3     15.2         (15.7)
   Investment banking revenue                                 60.2      92.8      94.0    (35.1)        (36.0)
   Mortgage banking revenue                                   48.2      54.4      42.7    (11.4)         12.9
   Securities gains (losses), net                            216.0       7.0     (0.3)       nm            nm
   Other                                                     104.8     138.5     112.3    (24.3)         (6.7)
                                                        -------------------------------

   Total noninterest income                               $1,400.9  $1,264.9  $1,181.4     10.8          18.6
                                                        -------------------------------

-------------------------------------------------------------------------------------------------------------------

Noninterest Income

      First quarter noninterest income was $1,400.9 million, an increase of $219.5 million, or 18.6 percent, from the same quarter of 2000, and a $136.0 million, or 10.8 percent, increase from the fourth quarter of 2000. Excluding the impact of securities gains, noninterest income in the first quarter of 2001 would have been essentially flat to the first quarter of 2000, and $73.0 million, or 5.8 percent, lower than the fourth quarter of 2000. Credit card and payment processing revenue was higher in the first quarter of 2001 over the same period of 2000 by $30.8 million, or 14.1 percent, reflecting continued growth in corporate, merchant and retail card product fees. Deposit service charges, cash management fees, commercial product revenue, and mortgage banking revenue also improved in the first quarter of 2001 over the first quarter of 2000 by $23.1 million (18.7 percent), $5.0 million (7.0 percent), $14.5 million (23.5 percent), and $5.5 million (12.9 percent), respectively. The increases in deposit service charges, cash management fees and commercial product revenue were primarily driven by growth in core business and product fee enhancements during 2000. The increase in mortgage banking revenue in the first quarter of 2001 over the first quarter of 2000 was due to an increase in origination fees, partially offset by a decrease in gains on the sale of servicing

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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 12


rights. Offsetting the growth in these items year over year was a reduction in capital markets (primarily U.S. Bancorp Piper Jaffray and U.S. Bancorp Libra) and trust and asset management-related revenues, which declined by approximately $100 million from the first quarter of 2000, reflecting adverse equity capital market conditions and declining asset values. Excluding the impact of securities gains and these market-driven revenues, first quarter of 2001 noninterest income would have increased by approximately $114 million, or 18.2 percent.

      Excluding securities gains, noninterest income declined in the first quarter of 2001 from the fourth quarter of 2000. Credit card and payment processing revenue decreased by $15.0 million, reflecting seasonal spending patterns. Mortgage banking revenue declined by $6.2 million, the result of lower gains on the sale of servicing rights, partially offset by growth in mortgage loan originations and servicing income. Given the current interest rate environment, the Company expects continued growth in revenue from mortgage loan originations in the second quarter. Approximately $45 million of the reduction in noninterest income in the first quarter of 2001 from the fourth quarter of 2000 was due to the decline in capital markets and trust and asset management-related revenue.

-----------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE                                                                                    TABLE 7
-----------------------------------------------------------------------------------------------------------------
   ($ in millions)                                                                       PERCENT      PERCENT
                                                            1Q        4Q        1Q        CHANGE      CHANGE
                                                           2001      2000      2000     1Q01/4Q00    1Q01/1Q00
                                                        --------------------------------------------------------
Salaries                                              $  590.5    $  593.7   $  629.6      (0.5)        (6.2)
Employee benefits                                        108.1        98.2      111.9      10.1         (3.4)
Net occupancy                                            110.1       104.2       97.2       5.7         13.3
Furniture and equipment                                   76.9        76.2       76.7       0.9          0.3
Postage                                                   46.9        44.2       44.6       6.1          5.2
Goodwill                                                  70.5        64.2       58.4       9.8         20.7
Other intangible assets                                   43.9        37.8       37.4      16.1         17.4
Other                                                    347.4       329.3      301.8       5.5         15.1
                                                      -------------------------------
    Subtotal                                           1,394.3     1,347.8    1,357.6       3.5          2.7
Merger and restructuring-related charges                 404.2        84.1       65.0
                                                      -------------------------------

Total noninterest expense                             $1,798.5    $1,431.9   $1,422.6
                                                      -------------------------------

-------------------------------------------------------------------------------------------------------------------


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

U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 13


Noninterest Expense

     First quarter noninterest expense, before merger and restructuring-related charges, totaled $1,394.3 million, an increase of $36.7 million, or 2.7 percent, from the first quarter of 2000. The increase in noninterest expense was primarily the result of unusual or nonrecurring expense items totaling $59.4 million, offset by net cost savings from acquisitions and a decline of approximately $56 million in expenses associated with the slow-down in capital market-related activities. Excluding the $59.4 million of unusual or nonrecurring expense items, before merger and restructuring-related charges, noninterest expense would have decreased in the first quarter of 2001 by $22.7 million, or 1.7 percent, from the first quarter of 2000.

      First quarter of 2001 noninterest expense, before merger and restructuring-related charges, was higher than the fourth quarter of 2000 by $46.5 million, or 3.5 percent, primarily due to the $59.4 million of unusual or nonrecurring expense items. Excluding unusual or nonrecurring expense items, before merger and restructuring-related charges, noninterest expense in the first quarter of 2001 would have declined by $12.9 million from the fourth quarter of 2000, primarily due to the reduction in capital-market related activities, partially offset by seasonally higher employee benefits and increases in net occupancy of $5.9 million (5.7 percent), goodwill expense of $6.3 million (9.8 percent) and other intangible expense of $6.1 million (16.1 percent). The increase in net occupancy, goodwill and other intangible expense was primarily due to the purchase of 41 branches in Tennessee on December 8, 2000, by the former Firstar.





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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 14



------------------------------------------------------------------------------------------------------------
    SIGNIFICANT ITEMS - MERGER AND RESTRUCTURING                                               TABLE 8
------------------------------------------------------------------------------------------------------------
    ($ in millions)
                                                                     ESTIMATED TIMING
                                                                ----------------------------    ACTUAL
    SUMMARY OF CHARGES                                PLAN          2001          2002         1Q 2001
------------------------------------------------------------------------------------------------------------

Firstar/U.S. Bancorp
   Severance and employee-related costs           $    187.4     $  194.9      ($   7.5)        $  123.6
   Building and equipment                              103.5         61.6          41.9             23.6
   Investment banking and transaction costs             58.5         58.5             -             60.6
   Charitable foundation                                76.0         76.0             -             76.0
   Restructurings                                      178.1        178.1             -            181.6
   Branch sale                                         (64.0)       (64.0)            -                -
   Other, net                                          103.8         65.3          38.5             38.5
                                                 ---------------------------------------------------------
      Subtotal                                         643.3        570.4          72.9            503.9
   Conversion and integration                          326.7        195.6         131.1             19.2
                                                 ---------------------------------------------------------
         Total Firstar/U.S. Bancorp*                   970.0        766.0         204.0            523.1
U.S. Bancorp Piper Jaffray restructuring                26.0         26.0             -             22.6
Other acquisitions, net                                 75.0         55.0          20.0             25.1
                                                 ---------------------------------------------------------
         Total merger and restructuring           $  1,071.0     $  847.0      $  224.0         $  570.8
                                                 ---------------------------------------------------------
 *  originally estimated to be $800 million
------------------------------------------------------------------------------------------------------------

     Earnings in the first quarter of 2001 included merger and restructuring-related charges of $570.8 million. Total merger and restructuring-related charges included $356.5 million of merger-related noninterest expense and $166.6 million in provision for credit losses associated with the Firstar/U.S. Bancorp merger, $22.6 million of restructuring expense for U.S. Bancorp Piper Jaffray and $25.1 million of noninterest expense for other recent acquisitions, including Mercantile, the Tennessee branch purchase and Scripps Financial.

     The $356.5 million of merger-related noninterest expense associated with the Firstar/U.S. Bancorp merger included $123.6 million of severance and employee-related costs, $23.6 million of building and equipment costs, $60.6 million of investment banking and transaction costs, $76.0 million of contributions to charitable foundations, $15.0 million of non-credit related restructurings, $38.5 million for asset impairments and other costs and $19.2 million of conversion and integration expense. In addition, the Company recorded $166.6 million of merger-related provision for credit losses, which included $90.0 million of charge-offs taken on credits with pre-charge off commitments totaling $350 million. These charge-offs were taken to align risk management practices for larger commercial credits, align charge-off policies and to expedite the Company's transition out of a


                                                                          (MORE)

U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 15

segment of the health care industry. The write-down of several large commercial loans, loans originally held separately by both Firstar and the former U.S. Bancorp, was primarily taken to allow the Company to exit or reduce these credits to conform with the credit exposure policy of the combined entity. An additional $76.6 million of provision for credit losses was included in the merger-related provision for credit losses to account for the sale of a portfolio of high loan-to-value home equity loans and the indirect automobile loan portfolio of the former U.S. Bancorp. The balance of these portfolios totaled approximately $1.3 billion.

----------------------------------------------------------------------------------------------------
   SIGNIFICANT ITEMS - CREDIT INITIATIVES                                               TABLE 9
----------------------------------------------------------------------------------------------------
   ($ in millions)                                                             PROVISION
                                                                       ---------------------------
                                                    NET CHARGE-OFFS      OPERATING      "GAAP"
                                                    AND LOAN SALES         BASIS*        BASIS
                                                  ------------------------------------------------
   SUMMARY OF NET CHARGE-OFFS
      Merger-related items                                     $ 90.0                      $ 90.0
      Charge-offs related to consumer loans sold                 21.3
      Accelerated commercial workout strategy                   160.0          $160.0       160.0
      Baseline charge-offs                                      205.8           205.8       205.8
                                                  ------------------------------------------------
                                                                477.1           365.8       455.8
     Losses from consumer loans sold                            113.6                        76.6
                                                  ------------------------------------------------
         Total                                                 $590.7          $365.8      $532.4
                                                  ------------------------------------------------
   * excluding merger-related charges
----------------------------------------------------------------------------------------------------

     In response to significant changes in the securities markets during the past six months, including increased volatility, changes in equity valuations, a slow down in the market for new and secondary issuances of equity, and the increasingly competitive environment for the industry, U.S. Bancorp Piper Jaffray is restructuring its operations. The restructuring is expected to improve the operating efficiency of the individual businesses by removing excess capacity from the product distribution system and by implementing new, more effective operating models. Of the $26.0 million of total restructuring expense to be incurred in 2001, $22.6 million was expensed in the first quarter of 2001.

     Total merger-related expenses associated with the merger of the former Firstar and the former U.S. Bancorp are expected to be $970 million, exceeding the original estimate of $800 million by $170 million. The majority of the increase is due to risk management policy conformance and the restructuring of the credit portfolio, which were not anticipated at the time the merger was announced. This credit portfolio restructuring, however, is expected to enhance the overall credit risk profile of the Company. In addition, cost savings associated with the merger of Firstar and the former U.S.


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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 16

Bancorp are also expected to be higher than the original estimate of $266 million. The Company now anticipates that cost savings from the merger will be approximately $325 million, with an accelerated phase-in of the cost savings in 2001. Along with the additional cost savings, the Company has identified revenue enhancements that were not originally included in the transaction economics.

--------------------------------------------------------------------------------------------------------------------------------
     ALLOWANCE FOR CREDIT LOSSES                                                                                   TABLE 10
--------------------------------------------------------------------------------------------------------------------------------
     ($ in millions)                                    1Q2001
                                              ----------------------------       4Q          3Q           2Q          1Q
                                               "NORMALIZED*"    ACTUAL          2000        2000         2000        2000
                                              --------------------------------------------------------------------------------
     Balance, beginning of period                    $1,786.9    $1,786.9       $1,776.6    $1,757.0     $1,726.1    $1,710.3

     Net charge-offs
         Commercial                                      53.9       270.3           69.0        68.9         68.5        49.4
         Lease financing                                  6.4        19.6            7.2         4.8          5.6         3.1
                                              --------------------------------------------------------------------------------
              Total commercial                           60.3       289.9           76.2        73.7         74.1        52.5
         Commercial mortgages                             3.1        28.5            6.8         0.7        (2.7)         0.2
         Construction and development                     0.8         0.8            3.9         5.8        (1.6)       (0.4)
                                              --------------------------------------------------------------------------------
             Total commercial real estate                 3.9        29.3           10.7         6.5        (4.3)       (0.2)
         Residential mortgages                            3.2         3.2            3.0         2.3          2.3         4.8
         Credit card                                     57.8        57.8           54.4        52.4         52.8        48.7
         Retail leasing                                   6.2         6.2            4.6         3.7          2.6         1.9
         Other retail                                    95.7        90.7           80.6        75.3         71.4        75.4
                                              --------------------------------------------------------------------------------
              Total retail                              159.7       154.7          139.6       131.4        126.8       126.0
                                              --------------------------------------------------------------------------------
                 Total net charge-offs                  227.1       477.1          229.5       213.9        198.9       183.1

     Provision for credit losses                        282.4       532.4          229.5       214.0        201.3       183.2
     Losses from consumer loan sales                  (113.6)     (113.6)             --          --           --          --
     Acquisitions and other changes                       0.5         0.5           10.3        19.5         28.5        15.7
                                              --------------------------------------------------------------------------------

     Balance, end of period                          $1,729.1    $1,729.1       $1,786.9    $1,776.6     $1,757.0    $1,726.1
                                              --------------------------------------------------------------------------------

     Net charge-offs to average loans (%)                0.76        1.59           0.75        0.71         0.68        0.64

     Allowance for credit losses to
        period-end loans (%)                             1.45        1.45           1.46        1.46         1.48        1.50

 *   categories adjusted for merger-related ($90.0 million) and portfolio restructuring-related ($160.0 million)
     net-charge-offs

--------------------------------------------------------------------------------------------------------------------------------


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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 17



Credit Quality

      The allowance for credit losses was $1,729.1 million at March 31, 2001, lower than the allowance for credit losses of $1,786.9 million at December 31, 2000, principally due to reductions related to the sale of a portfolio of high loan-to-value home equity loans and indirect automobile loans. The ratio of allowance for credit losses to nonperforming loans was 176 percent at March 31, 2001, down from the ratio of 233 percent at December 31, 2000. The ratio of allowance for credit losses to period-end loans was 1.45 percent at March 31, 2001, compared with the ratio of 1.46 percent at December 31, 2000.

      Total net charge-offs, before merger-related items, in the first quarter of 2001 were $387.1 million, compared with the fourth quarter of 2000 net charge-offs of $229.5 million and the first quarter of 2000 net charge-offs of $183.1 million. Total net charge-offs, before merger-related items, included $160.0 million of charge-offs taken on credits with pre-charge off commitments totaling $480 million related to the Company's accelerated loan workout strategy. Total retail loan net charge-offs of $154.7 million were higher than the same period of 2000 by $28.7 million, or 22.8 percent, and $15.1 million, or
10.8 percent, more than the fourth quarter of 2000. Included in the first quarter of 2001 retail loan charge-offs were $21.3 million of charge-offs associated with portfolios sold at the end of the quarter. Retail loan net charge-offs as a percent of average loans outstanding were 1.79 percent in the first quarter of 2001, compared with 1.62 percent and 1.64 percent in the fourth quarter of 2000 and first quarter of 2000, respectively. Excluding the net charge-offs related to the sold portfolios, retail loan net charge-offs as a percent of average loans outstanding would have been 1.60 percent.

      Commercial and commercial real estate loan net charge-offs were $319.2 million for the first quarter of 2001, or 1.64 percent of average loans outstanding, compared with $86.9 million, or .44 percent, in the fourth quarter of 2000 and $52.3 million, or .29 percent, of average loans outstanding, in the first quarter of 2000. Commercial and commercial real estate loan net charge-offs in the first quarter of 2001 included $255.0 million in merger-related charge-offs and charge-offs associated with the Company's accelerated loan workout strategy. Excluding net charge-offs associated with the

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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 18



merger and accelerated workout strategy, commercial and commercial real estate loan net charge-offs were .33 percent of average loans outstanding. The Company expects total net charge-offs in the second quarter of 2001 to increase modestly from the "normalized" net charge-offs reported in the first quarter of 2001 (see table 10).

------------------------------------------------------------------------------------------------------------
    CREDIT RATIOS                                                                              TABLE 11
------------------------------------------------------------------------------------------------------------
                                                 MAR 31      DEC 31      SEP 30     JUN 30      MAR 31
                                                  2001        2000        2000       2000        2000
                                               -----------------------------------------------------------
    Net charge-offs ratios*
       Commercial                                     2.34        0.59       0.59        0.60        0.46
       Lease financing                                1.38        0.51       0.43        0.54        0.33
          Total commercial                            2.24        0.58       0.57        0.60        0.45

       Commercial real estate                         0.45        0.16       0.10      (0.07)          --

       Residential mortgages                          0.17        0.14       0.10        0.10        0.17

       Credit card                                    4.15        4.15       4.16        4.36        4.13
       Retail leasing                                 0.59        0.46       0.43        0.37        0.33
       Other retail                                   1.46        1.27       1.22        1.18        1.27
          Total retail                                1.79        1.62       1.58        1.59        1.64

    Total net charge-offs                             1.59        0.75       0.71        0.68        0.64

    Delinquent loan ratios**
       Commercial past due 90+ days                   1.22        0.95       0.84        0.78        0.68
       Consumer past due 90+ days                     1.01        0.92       0.79        0.74        0.79

 *  annualized and calculated on average loan
    balances
**  ratios include nonperforming loans and are expressed as a percent of ending loan balances
------------------------------------------------------------------------------------------------------------


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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 19


---------------------------------------------------------------------------------------------------
    ASSET QUALITY                                                                      TABLE 12
---------------------------------------------------------------------------------------------------
    ($ in millions)
                                              MAR 31     DEC 31    SEP 30     JUN 30    MAR 31
                                               2001       2000      2000       2000      2000
                                             ----------------------------------------------------
    Nonperforming loans
       Commercial                               $631.9     $470.4    $383.8     $325.3    $266.1
       Lease financing                           103.8       70.5      57.5       53.5      33.0
                                             ----------------------------------------------------
          Total commercial                       735.7      540.9     441.3      378.8     299.1
       Commercial mortgages                       98.5      105.5     107.6      103.4     114.9
       Construction and development               57.8       38.2      34.8       24.1      32.9
                                             ----------------------------------------------------
          Total commercial real estate           156.3      143.7     142.4      127.5     147.8
       Residential mortgages                      64.8       56.9      60.7       63.5      74.2
       Retail                                     25.1       23.8      22.0       26.3      27.2
                                             ----------------------------------------------------
    Total nonperforming loans                    981.9      765.3     666.4      596.1     548.3

    Other real estate                             55.0       61.1      42.6       42.0      43.7
    Other nonperforming assets                    53.9       40.6      30.4       30.1      30.4
                                             ----------------------------------------------------

    Total nonperforming assets*               $1,090.8     $867.0    $739.4     $668.2    $622.4
                                             ----------------------------------------------------

    Accruing loans 90 days past due             $390.7     $385.2    $329.1     $319.7    $274.6
                                             ----------------------------------------------------

    Allowance to nonperforming loans (%)           176        233       267        295       315
    Allowance to nonperforming assets (%)          159        206       240        263       277
    Nonperforming assets to loans
       plus ORE (%)                               0.91       0.71      0.61       0.56      0.54

 *  does not include accruing loans 90 days past due
---------------------------------------------------------------------------------------------------

         Nonperforming assets at March 31, 2001, totaled $1,090.8 million, compared with $867.0 million at December 31, 2000, and $622.4 million at March 31, 2000. $210.0 million of the increase in nonperforming assets from December 31, 2000, to March 31, 2001, was due to the merger-related and risk management actions taken during the quarter, as credits were reduced to secondary market value and placed on nonperforming status. The ratio of nonperforming assets to loans and other real estate was .91 percent at March 31, 2001, compared with .71 percent at December 31, 2000, and .54 percent at March 31, 2000. Although the Company has credit and non-credit relationships with companies in the energy industry, the Company does not have direct credit exposure to troubled

                                                                          (MORE)

U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 20

California utilities. The Company expects nonperforming loans to decline modestly from the March 31, 2001 totals through the remainder of 2001.

----------------------------------------------------------------------------------------------------------
    CAPITAL POSITION                                                                         TABLE 13
----------------------------------------------------------------------------------------------------------
    ($ in millions)                            MAR 31     DEC 31      SEP 30      JUN 30      MAR 31
                                                2001       2000        2000        2000        2000
                                             ----------------------------------------------------------

    Total shareholders' equity                  $15,243     $15,168     $14,334     $14,137    $14,014
    Tier 1 capital                               11,831      11,602      11,179      11,125     11,042
    Total risk-based capital                     17,135      17,038      16,740      16,718     16,430

    Common equity to assets                        9.5%        9.2%        8.9%        8.8%       9.0%
    Tangible common equity to assets*               7.2         6.8         6.6         6.5        6.7
    Tier 1 capital ratio                            7.4         7.2         7.1         7.2        7.2
    Total risk-based capital ratio                 10.7        10.6        10.6        10.8       10.8
    Leverage ratio                                  7.5         7.4         7.2         7.2        7.4

    * calculated by deducting goodwill from shareholders' equity and assets
----------------------------------------------------------------------------------------------------------

         Total shareholder's equity was $15.2 billion at March 31, 2001, an increase of $1.2 billion from the $14.0 billion reported at March 31, 2000. The increase was the result of strong corporate earnings, including merger-related charges, offset by dividend payments and share buybacks in the second and third quarters of 2000.

          Tangible common equity to assets was 7.2 percent at March 31, 2001, compared with 6.8 percent at December 31, 2000, and 6.7 percent at March 31, 2000. The Tier 1 capital ratio was 7.4 percent at March 31, 2001, compared with
7.2 percent at December 31, 2000, and at March 31, 2000. The total risk-based capital ratio was 10.7 percent at March 31, 2001, compared with 10.6 percent at December 31, 2000, and 10.8 percent at March 31, 2000, and the leverage ratio was 7.5 percent at March 31, 2001, compared with 7.4 percent at December 31, 2000, and at March 31, 2000. All regulatory ratios continue to be in excess of stated "well capitalized" requirements.



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
U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 21



-----------------------------------------------------------------------------------------------------------
   COMMON SHARES                                                                                TABLE 14
-----------------------------------------------------------------------------------------------------------
   (Millions)                                        1Q         4Q          3Q         2Q         1Q
                                                    2001       2000        2000       2000       2000
                                                 --------------------------------------------------------
   Beginning shares outstanding                     1,902.1     1,890.3    1,905.5    1,917.5    1,928.5

   Shares issued for stock option and stock
       purchase plans, acquisitions and other
       corporate purposes                               3.2        11.8        1.9        8.2       10.3
   Shares repurchased                                    --         --       (17.1)     (20.2)     (21.3)
                                                 --------------------------------------------------------
   Ending shares outstanding                        1,905.3     1,902.1    1,890.3    1,905.5    1,917.5
                                                 --------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

         The stock repurchase programs of Firstar and the former U.S. Bancorp were rescinded on October 4, 2000, and January 17, 2001, respectively, in connection with the planned merger of the two companies.

         Minneapolis-based U.S. Bancorp ("USB"), with $160 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,242 banking offices and 5,208 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, and trust payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of Firstar Banks and U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com and Firstar Bank at www.firstar.com.

A RECORDED REVIEW OF THE FINANCIAL RESULTS BY VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER DAVID M. MOFFETT WILL BE AVAILABLE BY TELEPHONE OR ON THE INTERNET. The recorded message will be available from 10:30 A.M. on Tuesday, April 17, 2001 through 12:00 midnight on Monday, April 23, 2001. To access the recorded message dial 800-642-1687 and enter ID number 434143. If calling from outside the United States, please dial 706-645-9291 and enter the ID number.


                                                                          (MORE)

U.S. Bancorp Reports First Quarter 2001 Results
April 17, 2001
Page 22


Forward-Looking Statements


         This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, projected earnings growth, anticipated future expenses and revenues, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company's reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company's on-balance sheet and off-balance sheet assets, or the availability and terms of funding necessary to meet the Company's liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company's business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the Internet, or bank regulatory reform; and (vii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.


                                       ###



                                                                          (MORE)

U.S. Bancorp
CONSOLIDATED STATEMENT OF INCOME

                                                                                                   Three Months Ended
                                                                                   ------------------------------------------------
(Dollars in Millions, Except Per Share Data)                                              March 31,     December 31,     March 31,
(Unaudited)                                                                                    2001             2000          2000
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
INTEREST INCOME
Loans                                                                                      $2,660.9         $2,787.9      $2,472.1
Loans held for sale                                                                            16.6             22.2          12.0
Investment securities
     Taxable                                                                                  253.3            251.3         251.0
     Non-taxable                                                                               31.2             33.4          38.9
Money market investments                                                                        8.9             10.8          13.6
Trading securities                                                                             15.9             14.0          14.3
Other interest income                                                                          32.0             39.4          37.3
                                                                                   ------------------------------------------------
          Total interest income                                                             3,018.8          3,159.0       2,839.2

INTEREST EXPENSE
Deposits                                                                                      883.7            975.7         813.2
Short-term borrowings                                                                         219.1            220.7         171.1
Long-term debt                                                                                332.8            398.3         336.9
Company-obligated mandatorily redeemable preferred securities of subsidiary
 trusts holding solely the junior subordinated debentures of the parent company                27.6             22.8          28.4
                                                                                   ------------------------------------------------
          Total interest expense                                                            1,463.2          1,617.5       1,349.6
                                                                                   ------------------------------------------------
Net interest income                                                                         1,555.6          1,541.5       1,489.6
Provision for credit losses                                                                   532.4            229.5         183.2
                                                                                   ------------------------------------------------
Net interest income after provision for credit losses                                       1,023.2          1,312.0       1,306.4

NONINTEREST INCOME
Credit card and payment processing revenue                                                    249.7            264.7         218.9
Trust and investment management fees                                                          225.0            233.8         230.9
Deposit service charges                                                                       146.5            145.4         123.4
Investment products fees and commissions                                                      125.7            108.9         140.8
Cash management fees                                                                           76.8             71.8          71.8
Commercial product revenue                                                                     76.1             85.2          61.6
Trading account profits and commissions                                                        71.9             62.4          85.3
Investment banking revenue                                                                     60.2             92.8          94.0
Mortgage banking revenue                                                                       48.2             54.4          42.7
Securities gains (losses), net                                                                216.0              7.0           (.3)
Other                                                                                         104.8            138.5         112.3
                                                                                   ------------------------------------------------
          Total noninterest income                                                          1,400.9          1,264.9       1,181.4

NONINTEREST EXPENSE
Salaries                                                                                      590.5            593.7         629.6
Employee benefits                                                                             108.1             98.2         111.9
Net occupancy                                                                                 110.1            104.2          97.2
Furniture and equipment                                                                        76.9             76.2          76.7
Postage                                                                                        46.9             44.2          44.6
Goodwill                                                                                       70.5             64.2          58.4
Other intangible assets                                                                        43.9             37.8          37.4
Merger and restructuring-related charges                                                      404.2             84.1          65.0
Other                                                                                         347.4            329.3         301.8
                                                                                   ------------------------------------------------
          Total noninterest expense                                                         1,798.5          1,431.9       1,422.6
                                                                                   ------------------------------------------------

Income before income taxes                                                                    625.6          1,145.0       1,065.2
Applicable income taxes                                                                       215.5            376.3         378.4
                                                                                   ------------------------------------------------
Net income                                                                                   $410.1           $768.7        $686.8
                                                                                   ------------------------------------------------

EARNINGS PER COMMON SHARE
Average shares outstanding  (in millions)                                                   1,901.1          1,895.7       1,921.7
Earnings per share                                                                             $.22             $.41          $.36
                                                                                   ------------------------------------------------

Diluted average shares outstanding  (in millions)                                           1,915.7          1,907.7       1,933.4
Diluted earnings per share                                                                     $.21             $.40          $.36
                                                                                   ------------------------------------------------

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


U.S. Bancorp
CONSOLIDATED ENDING BALANCE SHEET

                                                                                    March 31,        December 31,         March 31,
(Dollars in Millions)                                                                    2001                2000              2000
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
ASSETS                                                                             (Unaudited)                           (Unaudited)
Cash and due from banks                                                                $7,252              $8,475            $6,644
Money market investments                                                                  523                 657             1,013
Trading account securities                                                                811                 753               684
Investment securities
     Held-to-maturity                                                                     260                 252               191
     Available-for-sale                                                                16,251              17,390            17,518
Loans held for sale                                                                     1,210                 764             1,948
Loans
     Commercial                                                                        51,933              52,817            48,493
     Commercial real estate                                                            26,376              26,443            25,779
     Residential mortgages                                                              7,433               7,753             9,143
     Retail                                                                            33,907              35,352            31,400
                                                                           ---------------------------------------------------------
Total loans                                                                           119,649             122,365           114,815
     Less allowance for credit losses                                                   1,729               1,787             1,726
                                                                           ---------------------------------------------------------
     Net loans                                                                        117,920             120,578           113,089
Premises and equipment                                                                  1,787               1,836             1,867
Customers' liability on acceptances                                                       145                 183               117
Goodwill and other intangible assets                                                    5,211               5,309             4,881
Other assets                                                                            8,904               8,724             8,029
                                                                           ---------------------------------------------------------
      Total assets                                                                   $160,274            $164,921          $155,981
                                                                           ---------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                                                $24,797             $26,633           $24,676
   Interest-bearing                                                                    67,686              68,177            67,506
   Time deposits greater than $100,000                                                 12,359              14,725            10,257
                                                                           ---------------------------------------------------------
      Total deposits                                                                  104,842             109,535           102,439
Short-term borrowings                                                                  11,665              11,833            12,631
Long-term debt                                                                         21,725              21,876            21,440
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely the junior
  subordinated debentures of the parent company                                         1,400               1,400             1,400
Acceptances outstanding                                                                   145                 183               117
Other liabilities                                                                       5,254               4,926             3,940
                                                                           ---------------------------------------------------------
      Total liabilities                                                               145,031             149,753           141,967
Shareholders' equity
   Common stock                                                                            19                  19                19
   Capital surplus                                                                      3,500               4,276             4,294
   Retained earnings                                                                   11,711              11,658            10,418
   Treasury stock                                                                         (38)               (880)             (483)
   Other comprehensive income                                                              51                  95              (234)
                                                                           ---------------------------------------------------------
      Total shareholders' equity                                                       15,243              15,168            14,014
                                                                           ---------------------------------------------------------
      Total liabilities and shareholders' equity                                     $160,274            $164,921          $155,981
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